Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Pacira BioSciences, Inc. of our report dated June 6, 2019, relating to the consolidated financial statements of MyoScience, Inc. (the “Company”) as of and for the years ended December 31, 2018 and 2017 (which report expresses an unmodified opinion and includes an emphasis of matter paragraph relating to the acquisition of the Company by Pacira BioSciences, Inc.), appearing in the Current Report on Form 8-K/A (No. 001-35060) of Pacira BioSciences, Inc.

/s/ Moss Adams LLP

Campbell, California

August 8, 2019